QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 11, 2002
(July 10, 2002)

WESTERN GAS RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10389	84-1127613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 N. Pecos Street	Denver, Colorado	80234-3439
(Address of principal executive offices)		(Zip Code)

(303) 452-5603
(Registrant's telephone number, including area code)

No Changes
(Former name or former address, if changed since last report).

ITEM 9. REGULATION FD DISCLOSURE

The following information is furnished pursuant to Regulation FD, Rules 100-103:

        Western Gas Resources, Inc. ("Western") announced July 10, 2002 that it has executed an agreement to sell the Toca natural gas processing plant and natural gas liquids fractionator in St. Bernard Parish, Louisiana to an affiliate of Enterprise Products Partners L.P. ("Enterprise"). The purchase price is $32.5 million in cash.

        The purchase price includes a natural gas processing plant with a capacity of 160 million cubic feet per day and a fractionator that can separate 14,200 barrels per day of mixed natural gas liquids into propane, normal butane, isobutane and natural gasoline. The purchase also includes storage and truck, rail and barge loading facilities, which support the complex.

        The purchase is subject to a preferential purchase right by the owners of the Yscloskey natural gas processing plant in St. Bernard Parish, Louisiana. Enterprise is one of the largest owners in the Yscloskey plant with a 28.2 percent ownership interest. Because of the preferential right, this transaction is not expected to close until September 24, 2002, with an effective date of June 1, 2002. We do not expect to recognize a material gain nor loss on the sale. The proceeds from this transaction will be used initially to reduce amounts outstanding under the our revolving credit facility.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTERN GAS RESOURCES, INC. (Registrant)
Date: July 11, 2002	By:	/s/ WILLIAM J. KRYSIAK William J. Krysiak Vice President—Finance (Principal Financial and Accounting Officer)

QuickLinks

  ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES